As filed with the Securities and Exchange Commission on May 4, 2016
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Check Point Software Technologies Ltd.
(Exact name of registrant as specified in its charter)
Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)
5 Ha’solelim Street, Tel Aviv, Israel (Address of Principal Executive Offices)	Not applicable (Zip Code)
Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees)
(Full title of the plan)
John Slavitt, Esq. General Counsel Check Point Software Technologies, Inc. 959 Skyway Road, Suite 300 San Carlos, CA 94070 (650) 628-2110
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Rezwan D. Pavri, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 Tel: (650) 752-3100 Fax: (650) 853-1038	Tuvia J. Geffen, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel Aviv 6789717, Israel Tel: (972) 3-623-5000 Fax: (972) 3-623-5005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

  CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, par value NIS 0.01 per share, issuable under the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees)	1,000,000	(3)	$82.60	$82,600,000	$8,317.82

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover an additional number of ordinary shares which become issuable under the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees) (the “Plan”) by reason of any future share dividend, share split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon $82.60, the average of the high and low sales prices of the registrant’s ordinary shares on the NASDAQ Global Select Market on May 2, 2016.

(3)	Additional ordinary shares authorized for issuance pursuant to awards made under the Plan as a result of the amendment and restatement of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by Check Point Software Technologies Ltd. (the “Registrant”) are incorporated herein by reference into this Registration Statement:

•
the description of the Registrant’s ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), contained in the Registrant’s Registration Statement on Form F-1 (File No. 333-6412) filed with the Commission on February 7, 1997, under the Securities Act, including any amendment or report filed for the purpose of updating such description;

•	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the Commission on April 28, 2016; and

•
the Registrant’s Reports on Form 6-K filed with the Commission on April 18, 2016, April 20, 2016, except, in each case, to the extent that information therein is furnished to and not filed with the Commission.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement (in the case of any Report on Form 6-K, if and to the extent the Registrant identifies in the Report on Form 6-K that it is being incorporated by reference herein) from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.               Description of Securities.

Not applicable.

Item 5.               Interests of Named Experts and Counsel.

None.

Item 6.               Indemnification of Directors and Officers.

The Registrant is an Israeli company.  The Registrant’s articles of association allow it to indemnify, exculpate and insure its directors and officers to the fullest extent permitted under Israel’s Companies Law, 5759-1999 (the “Israeli Companies Law”).

Under the Israeli Companies Law, the Registrant may indemnify a director or officer for any of the following liabilities or expenses that they may incur due to an act performed or failure to act in his or her capacity as the Registrant’s directors and officers:

•	Monetary liability imposed on the director or officer in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court.

•
Reasonable legal costs, including attorneys’ fees, expended by a director or officer as a result of an investigation or proceeding instituted against the director or officer by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the director or officer, and either:

o	no financial liability was imposed on the director or officer in lieu of criminal proceedings, or

o	financial liability was imposed on the director or officer in lieu of criminal proceedings, but the alleged criminal offense does not require proof of criminal intent.

•	Reasonable legal costs, including attorneys’ fees, expended by the director or officer or for which the director or officer is charged by a court:

o	in an action brought against the director or officer by the Registrant, on the Registrant’s behalf or on behalf of a third party;

o	in a criminal action in which the director or officer is found innocent; or

o	in a criminal action in which the director or officer is convicted, but in which proof of criminal intent is not required.

A company may indemnify a director or officer in respect of these liabilities either in advance of an event or following an event.  If a company undertakes to indemnify a director or officer in advance of an event, the indemnification, other than litigation expenses, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

A company may obtain insurance for a director or officer against liabilities incurred in his or her capacity as a director or officer.  These liabilities include a breach of duty of care to the company or a third party including a breach arising out of negligent conduct of the director or officer, a breach of duty of loyalty and any monetary liability imposed on the director or officer in favor of a third party.  A company may also exculpate a director or officer from a breach of duty of care in advance of that breach.  The Registrant’s Articles of Association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law.  A company may not exculpate a director or officer from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company’s shares by the company or other entities controlled by the company.

Under the Israeli Companies Law, a company may indemnify or insure a director or officer against a breach of duty of loyalty only to the extent that the director or officer acted in good faith and had reasonable grounds to assume that the action would not prejudice the company.  In addition, a company may not indemnify, insure or exculpate a director or officer against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the director or officer in connection with a criminal offense.

The Registrant has resolved to indemnify our directors and officers, to the extent permitted by law and by its Articles of Association, for liabilities not covered by insurance, that are of certain enumerated types of events, and subject to limitations as to amount.

The Registrant has also entered into indemnification, insurance and exculpation agreements with its directors and officers undertaking to indemnify, insure and exculpate them to the full extent permitted by the Israeli Companies Law.

Item 7.               Exemption from Registration Claimed.

Not applicable.

Item 8.               Exhibits.

Exhibit No.	Description

4.1
Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees)(filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2015, and incorporated herein by reference).

5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates.

23.1	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global.

24.1	Power of Attorney (on signature page).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on May 4, 2016.

Check Point Software Technologies Ltd.

By:	/S/ GIL SHWED
Gil Shwed
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GIL SHWED, TAL PAYNE and JOHN SLAVITT, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person’s name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gil Shwed	Chief Executive Officer	May 4, 2016
Gil Shwed	(Principal Executive Officer)

/s/ Tal Payne	Chief Financial Officer	May 4, 2016
Tal Payne	(Principal Financial and Accounting Officer)

/s/ Marius Nacht	Chairman of the Board	May 4, 2016
Marius Nacht

/s/ Jerry Ungerman	Director	May 4, 2016
Jerry Ungerman

/s/ Yoav Chelouche	Director	May 4, 2016
Yoav Chelouche

/s/ Irwin Federman	Director	May 4, 2016
Irwin Federman

/s/ Guy Gecht	Director	May 4, 2016
Guy Gecht

/s/ Dan Propper	Director	May 4, 2016
Dan Propper

/s/ Ray Rothrock	Director	May 4, 2016
Ray Rothrock

/s/ David Rubner	Director	May 4, 2016
David Rubner

/s/ Tal Shavit	Director	May 4, 2016
Tal Shavit

/s/ John Slavitt	Authorized Representative in the United States	May 4, 2016
John Slavitt, General Counsel, on behalf of Check Point Software Technologies, Inc.

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees)(filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2015, and incorporated herein by reference).

5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates.

23.1	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global.

24.1	Power of Attorney (on signature page).